EXHIBIT 99.2

Foothills Resources, Inc. to Present at
IPAA Small Cap Oil and Gas Investment Symposium

Bakersfield, California, February 5, 2007 - Foothills Resources, Inc. (OTCBB: FTRS)) announced today that it will be a presenting company at the Independent Petroleum Association of America's (IPAA) Small Cap Oil & Gas Investment Symposium to be held February 6-8, 2007 in Boca Raton, Florida.

Foothills Chief Executive Officer, Dennis Tower, is scheduled to present on Thursday, February 8, 2007 at 11:00 AM EST. Mr. Tower will update the investment community on the Company's projects in the Eel River Basin, California, Texas Gulf Coast, and the Anadarko Basin, Oklahoma.

A link to the presentation will be available at Foothills website, www.foothills-resources.com, prior to the presentation. A live webcast of the presentation will be available at http://www.investorcalendar.com/CEPage.asp?ID=112988

About Foothills Resources, Inc.

Foothills Resources, Inc. is a growth oriented independent energy company engaged in the acquisition, exploration, exploitation and development of oil and natural gas opportunities. Its present business activities commenced in April 2006, following the concurrent completion of a merger transaction and a private placement financing.

Our business strategy is to identify and exploit low-to-moderate risk resources in and adjacent to existing or indicated producing areas that can be quickly developed and put on production, including the acquisition of producing properties with exploitation and exploration potential in these areas. We will also take advantage of our expertise to develop exploratory projects in focus areas and to participate with other companies in those areas to explore for oil and natural gas using state-of-the-art 3D seismic technology. Our management will use its extensive domestic and international oil and gas experience and our relationship with the well known energy consulting group Moyes and Co., Inc. (http://www.moyesco.com) to establish and grow the Company.

Additional information on Foothills Resources is available at http://www.foothills-resources.com.

For more information contact: Bruce Nurse, Investor Relations info@foothills-resources.com 1-888-662-FTRS(3877)